Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. ___) on Form S-1 of our report dated April 9, 2010, relating to our audit of the consolidated financial statements of Internet Media Services, Inc. and our report dated December 11, 2009 related to our audit of the carve out financial statements of Legalstore.com (a division of Document Security Systems, Inc.) appearing in the Prospectus, which is part of this Registration Statement.

We also consent of the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Freed Maxick & Battaglia, CPAs, PC

Buffalo, New York
April 9, 2010